UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2011

Diamond Resorts Corporation

(Exact name of registrant as specified in its charter)

Maryland	333-172772	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2011, DPM Acquisition, LLC (the “Buyer”), an unrestricted subsidiary of Diamond Resorts Corporation (the “Company”), entered into a “stalking horse” Asset Purchase Agreement (the “Agreement”) with Pacific Monarch Resorts, Inc., Vacation Interval Realty, Inc., Vacation Marketing Group, Inc., MGV Cabo, LLC, Desarrollo Cabo Azul, S. de R.L. de C.V., and Operadora MGVM S. de R.L. de C.V. (collectively, the “Sellers”), pursuant to which the Buyer has agreed to purchase certain real estate and timeshare related assets, including declarant rights in certain owners associations (collectively, the “Assets”), subject to the terms and conditions contained therein. The Sellers are debtors in a Chapter 11 case before the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”).

The effectiveness of the Agreement is subject to the approval of the Bankruptcy Court. The Sellers have sought to declare the Buyer as the “stalking horse” bidder in an auction of the Assets under Section 363 of the U.S. Bankruptcy Code. As the stalking horse bidder, the Buyer’s offer to purchase the Assets, as set forth in the Agreement, would be the standard by which any other bids to purchase the Assets would be evaluated. Other interested bidders who submit qualifying offers would be permitted to participate in the auction of the Assets.

Under the terms of the Agreement, the Buyer has agreed, absent any higher or otherwise better bid, to acquire the Assets from the Sellers for $49,250,000 in cash (subject to certain adjustments), plus the assumption of specified liabilities related to the Assets. Upon the expiration of the financing contingency set forth in the Agreement, the Buyer will deposit into escrow an aggregate amount equal to 10% of the cash portion of the purchase price (the “Deposit”), which will be credited to the purchase price on the completion of the acquisition of the Assets. If the Agreement is terminated, the Deposit will be returned to the Buyer unless the Buyer defaults under the Agreement, in which event the Deposit will be retained by the Sellers. If, after the financing condition set forth in the Agreement has been timely satisfied, the Bankruptcy Court approves the Agreement and the Sellers consummate an alternative sale of the Assets to someone other than the Buyer, the Sellers shall pay to the Buyer a break up fee equal to $2 million.

The completion of the acquisition of the Assets is subject to a number of conditions, which, among others, include the entry of the Bid Procedures Order and the Approval Order by the Bankruptcy Court, the performance by each party of its obligations under the Agreement and the material accuracy of each party’s representations.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The Agreement has been included to provide note holders with information regarding its terms. It is not intended to provide any other factual information about the Sellers. The Agreement contains representations and warranties by the Sellers, on the one hand, and by the Buyer, on the other hand, made solely for the benefit of the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by the Buyer and the Sellers in connection with negotiating the terms of the Agreement, may have been included in the Agreement for the purpose of allocating risk between the Buyer and the Sellers rather than to establish matters as facts and should only be read in conjunction with the other information that the Buyer or the Sellers file with the Bankruptcy Court or that the Company makes publicly available in reports, statements or other documents filed with the Securities and Exchange Commission.

A copy of the news release announcing the entry into the Agreement is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of October 24, 2011, among Pacific Monarch Resorts, Inc., Vacation Interval Realty, Inc., Vacation Marketing Group, Inc., MGV Cabo, LLC, Desarrollo Cabo Azul, S. de R.L. de C.V., Operadora MGVM S. de R.L. de C.V., and DPM Acquisition, LLC. (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Securities and Exchange Commission upon request)

99.1	News Release by Diamond Resorts Corporation dated October 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts Corporation

October 28, 2011	By:	/s/ David F. Palmer
	Name:	David F. Palmer
	Title:	President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of October 24, 2011, among Pacific Monarch Resorts, Inc., Vacation Interval Realty, Inc., Vacation Marketing Group, Inc., MGV Cabo, LLC, Desarrollo Cabo Azul, S. de R.L. de C.V., Operadora MGVM S. de R.L. de C.V., and DPM Acquisition, LLC. (Certain schedules were omitted and registrant agrees to furnish supplementally a copy of such omitted schedules to the Securities and Exchange Commission upon request)

99.1	News Release by Diamond Resorts Corporation dated October 24, 2011.

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